As filed with the Securities and Exchange Commission on September 30, 2019

Registration No. 333-  _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VistaGen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-5093315
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

343 Allerton Avenue
South San Francisco, California 94080
(Address of Principal Executive Offices)

VistaGen Therapeutics, Inc. 2019 Omnibus Equity Incentive Plan

and

VistaGen Therapeutics, Inc. 2019 Employee Stock Purchase Plan
(Full title of the plan)

Shawn K. Singh
Chief Executive Officer
VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
(Name and address of agent for service)

(650) 577-3600
(Telephone number, including area code, of agent for service)

Copies to:
Jessica R. Sudweeks, Esq.
Disclosure Law Group, a Professional Corporation
655 W. Broadway, Suite 870
San Diego, California 92101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share: To be issued under the 2019 Omnibus Equity Incentive Plan	7,330,000(2)	$1.17(3)	$8,576,100	$1,039.43
Common Stock, $0.001 par value per share: Outstanding options issued by the Registrant under the 2019 Omnibus Equity Incentive Plan	170,000(4)	$1.00(5)	$170,000	$20.60
Common Stock, $0.001 par value per share: To be issued under the 2019 Employee Stock Purchase Plan	1,000,000	$1.17(3)	$1,170,000	$141.80

Total	8,500,000		$9,916,100	$1,201.83

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the Securities Act), this registration statement on Form S-8 (the Registration Statement) also covers an indeterminate number of shares of common stock, $0.001 par value per share (Common Stock), of VistaGen Therapeutics, Inc. (the Registrant) that may be offered or issued by reason of stock splits, stock dividends or similar transactions.  In addition, any shares subject to outstanding options or other equity “Awards” (as defined in the VistaGen Therapeutics, Inc. 2019 Omnibus Equity Incentive Plan (the 2019 Plan)) under the 2019 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, which in any such case does not result in the issuance of shares, shall be again available for issuance pursuant to Awards granted under the 2019 Plan.

(2)
Shares of Common Stock initially reserved for issuance under the 2019 Plan consist of (i) 7,500,000 shares registered pursuant to this Registration Statement, plus, (ii) 1,388,412 unallocated shares of Common Stock available for issuance under the Registrant’s Amended and Restated 2016 Stock Incentive Plan (the Prior Plan) as of September 5, 2019, the effective date of the 2019 Plan, that were not subject to outstanding Awards (the Carryover Shares) and (iii) shares under the 2019 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, which in any such case does not result in the issuance of shares (the Unused Shares).  Pursuant to General Instruction E on Form S-8, the registration fee is calculated with respect to the additional securities registered on this Form S-8 only.  Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the prior registration statement on Form S-8 originally filed with the Securities and Exchange Commission (the Commission) on March 9, 2018 (File No. 333-223556) to cover the issuance of the Carryover Shares.  For more details, please see the explanatory note following this page.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(c) and (h).  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Capital Market on September 25, 2019.

(4)	Represents 170,000 shares of the Registrant’s Common Stock issuable upon exercise of outstanding stock options previously issued under the 2019 Plan.

(5)	Calculated in accordance with Rule 457(h) of the Securities Act, based on the proposed maximum aggregate offering price as determined by the exercise price for such shares.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this Registration Statement) is filed by VistaGen Therapeutics, Inc.  (the Registrant) to register a total of 8,500,000 shares of its common stock, $0.001 par value per share (Common Stock), of which up to 7,330,000 shares of Common Stock may be issued as new awards under the Registrant’s 2019 Omnibus Equity Incentive Plan (the 2019 Plan), up to 170,000 shares of Common Stock may be issued upon exercise of a previously issued stock option under the 2019 Plan (the Stock Option) and up to 1,000,000 shares of Common Stock may be issued under the Registrant’s 2019 Employee Stock Purchase Plan (the 2019 ESPP and, together with the 2019 Plan, the Plans).

With respect to the 2019 Plan, shares of Common Stock initially reserved for issuance under the 2019 Plan consist of (i) 7,500,000 shares of Common Stock registered pursuant to this Registration Statement, which amount includes the shares of Common Stock issuable upon exercise of the previously issued Stock Option, plus (ii) unallocated shares of Common Stock available for issuance under the Registrant’s Amended and Restated 2016 Stock Incentive Plan (the Prior Plan) as of September 5, 2019, the effective date of the 2019 Plan, that were not subject to outstanding Awards (the Carryover Shares) and shares under the 2019 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, which in any such case does not result in the issuance of shares (the Unused Shares). On September 5, 2019, at the Registrant’s 2019 Annual Meeting of Stockholders, the Registrant’s stockholders approved the 2019 Plan to succeed the Prior Plan. Upon stockholder approval of the 2019 Plan, no future awards will be made under the Prior Plan.

With regard to Unused Shares, such shares cover any shares subject to outstanding options or other equity “Awards” (as defined in the 2019 Plan) under the 2019 Plan that are forfeited, expire or otherwise terminate without issuance of the “Stock” (as defined in the applicable 2019 Plan), or if any such Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (other than Shares tendered or withheld in connection with the exercise of an Award or the satisfaction of withholding tax liabilities), the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to Awards under the 2019 Plan.

Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to its prior registration statement on Form S-8 originally filed with the Securities and Exchange Commission (the Commission) on March 9, 2018 (File No. 333-223556) to cover the issuance of the Carryover Shares from the 2019 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the Securities Act) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

 The following documents, which have been previously filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

●
our Annual Report on Form 10-K for the year ended March 31, 2019, filed on June 25, 2019;

●
our Quarterly Report on Form 10-Q for the year ended June 30, 2019, filed on August 13, 2019;

●
our Current Report on Form 8-K, filed on April 4, 2019;

●
our Current Report on Form 8-K, filed on May 2, 2019;

●
our Current Report on Form 8-K, filed on June 21, 2019;

●
our Current Report on Form 8-K, filed on July 23, 2019;

●
our Current Report on Form 8-K, filed on August 16, 2019;

●
our Current Report on Form 8-K, filed on August 23, 2019;

●
our Current Report on Form 8-K, filed on September 6, 2019;

●
our Current Report on Form 8-K, filed on September 25, 2019; and

●
the description of our common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on May 3, 2016, including any amendment or report filed with the Commission for the purpose of updating this description.

                 Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

                 Not applicable.

Item 5.	Interests of Named Experts and Counsel

                 Not applicable.

Item 6.	Indemnification of Directors and Officers

Limitations of liability and indemnification

Our amended and restated bylaws (bylaws) provide that we will indemnify our directors, officers and employees to the fullest extent permitted by the Nevada Revised Statutes (NRS).

If the NRS are amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Our Articles of Incorporation do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under the NRS. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we are empowered to enter into indemnification agreements with our directors, officers and employees to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our bylaws, we have entered into indemnification agreements with each of the individuals serving on our board of directors. These agreements provide for the indemnification of our directors to the fullest extent permitted by law. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

 The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

 There is no pending litigation or proceeding naming us or any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Item 7.	Exemption from Registration Claimed

                 Not applicable.

Item 8.	Exhibits

Exhibit No.	Document Description	Incorporation by Reference

5.1	Opinion of Disclosure Law Group, a Professional Corporation.	Filed herewith.

23.1	Consent of OUM & Co., LLP, independent registered public accounting firm	Filed herewith.

23.2	Consent of Disclosure Law Group, a Professional Corporation.	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on the signature page of this Registration Statement.

99.1	VistaGen Therapeutics, Inc. 2019 Omnibus Equity Incentive Plan	Incorporated by reference to Appendix B from the Registrant’s Definitive Proxy Statement, filed with the Commission on July 23, 2019.

99.2	VistaGen Therapeutics, Inc. 2019 Employee Stock Purchase Plan	Incorporated by reference to Appendix C from the Registrant’s Definitive Proxy Statement, filed with the Commission on July 23, 2019.

Item 9.	Undertakings

        (a)   The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act; and

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of South San Francisco, State of California, on September 30, 2019.

VistaGen Therapeutics, Inc.

By: /s/ Shawn K. Singh
Name: Shawn K. Singh
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shawn K. Singh and Jerrold D. Dotson, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Shawn K. Singh Shawn K. Singh	Chief Executive Officer, and Director (Principal Executive Officer)	September 30, 2019

/s/ Jerrold D. Dotson Jerrold D. Dotson	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2019

/s/ H. Ralph Snodgrass H. Ralph Snodgrass, Ph. D.	President, Chief Scientific Officer and Director	September 30, 2019

/s/ Jon S. Saxe Jon S. Saxe	Chairman of the Board of Directors	September 30, 2019

/s/ Brian J. Underdown Brian J. Underdown, Ph. D.	Director	September 30, 2019

/s/ Jerry B. Gin Jerry B. Gin, Ph. D., MBA	Director	September 30, 2019

/s/ Ann M. Cunningham Ann M. Cunningham	Director	September 30, 2019